John W. Hlywak, Jr. (Investors)                Jay Higham        (Media)
Senior Vice President & CFO                    President & COO
IntegraMed America, Inc.                       IntegraMed America, Inc.
(914) 251-4143                                 (914) 251-4127
email:  jhlywak@integramed.com                 email:  jhigham@integramed.com
        ----------------------                         ----------------------
Web Address:  http://www.integramed.com
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               INTEGRAMED INCLUDED IN NEW NASDAQ HEALTH CARE INDEX


Purchase, NY, August 3, 2005 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced that it has been selected for inclusion in the new NASDAQ Health Care Index.

On July 27, 2005, the NASDAQ Strategy Index Group announced the new NASDAQ Health Care Index and named IntegraMed America as a founding member of the Index. The NASDAQ Health Care Index is a market value weighted index that contains NASDAQ-listed companies classified, according to the FTSE Global Classification System, as "Health", "Pharmaceutical", or "Biotechnology". These classifications include health maintenance organizations, hospital management and long-tern care, medical equipment and supplies, other health care, biotechnology and pharmaceutical companies.

The NASDAQ Health Care Index is now a part of the broad selection of world-class indexes such as the NASDAQ-100 Index and the NASDAQ Biotechnology Index.

"We are pleased to be included in the new NASDAQ Health Care Index as it provides market participants new opportunities to own shares of IntegraMed through an additional investment vehicle", commented Gerardo Canet, Chairman and Chief Executive Officer of IntegraMed America, Inc.


About IntegraMed America, Inc.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payers focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

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Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Reproductive Science Centers serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission. All information in this press release is as of August 3, 2005 and IntegraMed undertakes no duty to update this information.



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